EXHIBIT 99.1

Contacts:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	First Vice President	Executive Vice President
	Director of Corp Communications	Chief Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

Renasant Corporation Completes Merger with
Metropolitan BancGroup, Inc.

TUPELO, MISSISSIPPI (July 3, 2017) - Renasant Corporation (NASDAQ: RNST) (“Renasant” or “the Company”) today announced that it has completed its merger with Metropolitan BancGroup, Inc., the parent company of Metropolitan Bank (“Metropolitan”), effective July 1, 2017. The combined company now has approximately $10.0 billion in total assets with more than 175 banking, mortgage, wealth management, investment and insurance offices throughout Mississippi, Tennessee, Alabama, Georgia and Florida.

“With the Metropolitan merger, we have added a partner with tremendous banking talent and a presence in dynamic markets. Metropolitan is a high quality commercial and private bank with a strong credit culture and an attractive client base which enhances our current presence and market share in the key markets of Nashville and Memphis, Tennessee, and Jackson, Mississippi,” said Renasant Chairman and Chief Executive Officer, E. Robinson McGraw. “This merger expands our market share, earnings growth and profitability, and we believe it will greatly benefit Metropolitan clients with expanded locations, services and products. We look forward to a bright future with Metropolitan now being part of the Renasant family.”

As of March 31, 2017, Metropolitan had approximately $1.2 billion in assets, $932 million in loans and $945 million in deposits.

Although the merger has been completed, full conversion and integration of Metropolitan’s operations into Renasant’s is not expected to be complete until September 25, 2017. At this time and until the conversion is completed, Metropolitan clients should continue to conduct their banking business as usual, including using existing branches, debit cards, checks and ATMs, and making loan payments. The Company has set up an FAQ for Metropolitan clients to obtain useful information about the transition at www.renasantbank.com and www.metropolitan.bank.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the holding company for Renasant Bank, a 113-year-old financial services institution. Renasant has assets of approximately $10.0 billion and operates more than 175 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama, Georgia and Florida.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.